As filed with the Securities and Exchange Commission on January 2, 2019

Registration No. 333-114488

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-114488
UNDER THE SECURITIES ACT OF 1933

MDU RESOURCES GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	30-1133956
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No)

1200 West Century Avenue
P.O. Box 5650
Bismarck, North Dakota	58506-5650
(Address of Principal Executive Offices)	(Zip Code)

MDU RESOURCES GROUP, INC. LONG-TERM PERFORMANCE-BASED INCENTIVE PLAN

(Full title of the plan)

David L. Goodin	Jason L. Vollmer
President and Chief Executive Officer	Vice President, Chief Financial Officer and Treasurer
MDU Resources Group, Inc.	MDU Resources Group, Inc.
1200 West Century Avenue	1200 West Century Avenue
P.O. Box 5650	P.O. Box 5650
Bismarck, North Dakota 58506-5650	Bismarck, North Dakota 58506-5650
(Name and address of agent for service)

(701) 530-1000

(Telephone number, including area code, of agent for service)

Copy to:

Jason Day

Perkins Coie LLP

1900 Sixteenth Street, Suite 1400

Denver, Colorado 80202

(303) 291-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer ☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment No. 1”) to Registration Statement on Form S-8 No. 333-114488 (the “Registration Statement”) is being filed by MDU Resources Group, Inc. (formerly known as MDUR Newco, Inc., the “Company” or the “Registrant”) pertaining to the registration of 9,000,000 shares of common stock, par value $1.00 per share (the “Common Stock”), issuable under the MDU Resources Group, Inc. Long-Term Performance-Based Incentive Plan (the “Plan”).

This Post-Effective Amendment No. 1 is being filed by the Company pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), to reflect the holding company reorganization (the “Merger”) of MDU Resources Group, Inc. (now known as Montana-Dakota Utilities Co., the “Predecessor Company”). The Merger was completed on January 1, 2019 pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 31, 2018, by and among the Predecessor Company, the Registrant and MDUR Newco Sub, Inc. (“Merger Sub”), which resulted in the Registrant owning all of the outstanding capital stock of the Predecessor Company. Pursuant to the Merger, Merger Sub, a direct, wholly-owned subsidiary of the Registrant and an indirect, wholly-owned subsidiary of the Predecessor Company, merged with and into the Predecessor Company, with the Predecessor Company surviving as a direct, wholly-owned subsidiary of the Registrant. The Merger was conducted pursuant to Section 251(g) of the General Corporation Law of the State of Delaware, which provides for the formation of a holding company without a vote of the stockholders of the constituent corporation. As a result of the Merger, the Registrant became the successor issuer to the Predecessor Company pursuant to Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In the Merger, each share of each class of stock of the Predecessor Company issued and outstanding immediately prior to the Merger automatically converted into an equivalent corresponding share of stock of the Company, having the same designations, rights, powers and preferences and the qualifications, limitations and restrictions as the corresponding share of stock of the Predecessor Company being converted. Accordingly, upon consummation of the Merger, the Predecessor Company’s then-current stockholders became stockholders of the Company. In connection with the Merger, the Registrant assumed the Plan and all of the outstanding equity awards under the Plan. Each outstanding equity award assumed by the Registrant under the Plan is issuable upon the same terms and conditions as were in effect immediately prior to the completion of the Merger, except that all such equity awards now entitle the holder thereof to acquire the Common Stock of the Registrant.

The Registrant is filing Post-Effective Amendment No. 1 pursuant to Rule 414 under the Securities Act solely to update the Registration Statement as a result of the Merger. In accordance with Rule 414(d) under the Securities Act, except as modified by this Post-Effective Amendment No. 1, the Registrant, now as successor issuer to the Predecessor Company pursuant to Rule 12g-3 of the Exchange Act, hereby expressly adopts the Registration Statement as its own registration statement for all purposes of the Securities Act and the Exchange Act, as updated by subsequent filings under the Exchange Act.

1

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant (or by the Predecessor Company prior to the Merger) with the Commission are incorporated by reference herein as of their respective dates of filing:

•                  The Predecessor Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

•                  The Predecessor Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018.

•                  The Predecessor Company’s Current Reports on Form 8-K (except for the portions which were furnished rather than filed) filed on February 21, 2018, March 1, 2018, May 9, 2018, August 16, 2018 and November 15, 2018.

•                  The description of the Registrant’s Common Stock contained in Exhibit 99(b) to its Current Report on Form 8-K12B as filed with the Commission on January 2, 2019, and any amendment or report filed for the purpose of updating such description.

•                  The Registrant’s Current Report on Form 8-K12B filed on January 2, 2019.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this registration statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document that is not deemed filed under such provisions. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation to indemnify its directors, officers, employees and agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement reasonably incurred, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, although in the case or proceedings brought by or on behalf of the corporation, such indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation (unless the Delaware Court of Chancery or the court in which such proceeding was brought determines otherwise in accordance with the DGCL). Section 102 of the Delaware General Corporation Law authorizes a corporation to limit or eliminate its directors’ liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for (1) breaches of the duty of loyalty; (2) acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law; (3) unlawful payments of dividends, stock purchases or redemptions; or (4) transactions from which a director derives an improper personal benefit. Our amended and restated certificate of incorporation contains such a provision.

Our amended and restated bylaws include the following provision:

7.07 Indemnification of Officers, Directors, Employees and Agents.

(a) Indemnification Granted. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any director or former director or officer or former officer of the Corporation (a “Director or Officer”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, non-profit entity or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines, penalties, excise taxes and penalties assessed with respect to employee benefit plans, and amounts paid in settlement actually and reasonably incurred by such Director or Officer. The Corporation shall be required to indemnify a Director or Officer in connection with a Proceeding (or part thereof) initiated by such Director or Officer only if the Proceeding (or part thereof) was authorized by the Board of Directors.

(b) Consent to Settlement or Nonadjudicated Disposition. No indemnification pursuant to this Section 7.07 shall be required with respect to any settlement or other nonadjudicated disposition of any threatened or pending Proceeding unless the Corporation has given its prior consent to such settlement or disposition.

(c) Advancement of Expenses. The Corporation shall pay the expenses incurred by a Director or Officer in defending any Proceeding in advance of its final disposition, provided, however, that the payment of such expenses shall be made only upon receipt of an undertaking by the Director or Officer to repay all amounts advanced if it shall ultimately be determined that the Director or Officer is not entitled to be indemnified.

(d) Claims. If a claim for indemnification (following a final full or partial disposition of a Proceeding with respect to which indemnification is sought) or advancement of expenses (including attorneys’ fees) under this Section 7.07 is not paid in full within sixty (60) days after a written claim therefor has been received by the Corporation, the Director or Officer may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim, to the fullest extent permitted by applicable law. In any such action, the Corporation shall have the burden of proving that the Director or Officer was not entitled to the requested indemnification or advancement of expenses under this Section 7.07 or applicable law.

(e) Other Indemnification and Advancement of Expenses. The Corporation may provide indemnification and advancement of expenses (including attorneys’ fees) to employees and agents to the extent permitted by applicable law.

(f) Non-exclusivity of Rights. The rights conferred on any Director or Officer by this Section 7.07 shall not be exclusive of other rights to which such Director or Officer may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Nothing in this Section 7.07 shall limit the power of the Corporation or the Board of Directors to grant indemnification and advancement of expenses, including attorneys’ fees, to directors, officers, employees and agents otherwise than pursuant to this Section 7.07.

(g) Other Source Indemnification. The Corporation’s obligation to indemnify any Director or Officer who was or is serving at its request as a director, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, non-profit entity or other enterprise shall be reduced by any amount such Director or Officer may collect as indemnification from such other corporation, partnership, limited liability company, joint venture, trust, non-profit entity or other enterprise.

(h) Repeal or Modification; Legal Representatives. Any repeal or modification of the foregoing provisions of this Section 7.07 shall not adversely affect any right or protection hereunder of any Director or Officer in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided to any Director or Officer by this Section 7.07 shall inure to the benefit of such Director’s or Officer’s legal representative.

Section 145 of the DGCL authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against and incurred by such person in any such capacity, or arising out of such person’s status as such. We have obtained liability insurance covering our directors and officers for claims asserted against them or incurred by them in such capacity.

In addition, we have entered into agreements to indemnify our directors and certain of our officers in addition to the indemnification provided for in the amended and restated certificate of incorporation and amended and restated bylaws. These agreements, among other things, indemnify our directors and some of our officers for certain expenses (including attorney’s fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our right, on account of services by that person as a director or officer of the Company or as a director or officer of any of our subsidiaries, or as a director or officer of any other company or enterprise that the person provides services to at our request.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
*4(a)	Amended and Restated Certificate of Incorporation of MDU Resources Group, Inc., filed as Exhibit 3(a) to Form 8-K12B, filed on January 2, 2019 (File No. 001-03480).
*4(b)	Amended and Restated Bylaws of MDU Resources Group, Inc., filed as Exhibit 3(b) to Form 8-K12B, filed on January 2, 2019 (File No. 001-03480).
*4(c)

MDU Resources Group, Inc. Long-Term Performance-Based Incentive Plan, as amended February 11, 2016, filed as Exhibit 10(f) to Form 10-K for the year ended December 31, 2015, filed on February 19, 2016 (File No 001-03480).

5	Opinion of Perkins Coie LLP.
23(a)	Consent of Deloitte & Touche LLP.
23(b)	Consent of Perkins Coie LLP (included in Exhibit 5).

*Previously filed and incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bismarck, State of North Dakota on the 2nd day of January, 2019.

MDU RESOURCES GROUP, INC.

By:	/s/ David L. Goodin
David L. Goodin
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David L. Goodin	President, Chief Executive Officer and Director	January 2, 2019
David L. Goodin

/s/ Jason L. Vollmer	Vice President, Chief Financial Officer and Treasurer	January 2, 2019
Jason L. Vollmer

/s/ Stephanie A. Barth	Vice President, Chief Accounting Officer and Controller	January 2, 2019
Stephanie A. Barth

/s/ Harry J. Pearce	Chair of the Board	January 2, 2019
Harry J. Pearce

/s/ Thomas Everist	Director	January 2, 2019
Thomas Everist

/s/ Karen B. Fagg	Director	January 2, 2019
Karen B. Fagg

/s/ Mark A. Hellerstein	Director	January 2, 2019
Mark A. Hellerstein

/s/ Dennis W. Johnson	Director	January 2, 2019
Dennis W. Johnson

/s/ William E. McCracken	Director	January 2, 2019
William E. McCracken

/s/ Patricia L. Moss	Director	January 2, 2019
Patricia L. Moss

/s/ Edward A. Ryan	Director	January 2, 2019
Edward A. Ryan

/s/ David M. Sparby	Director	January 2, 2019
David M. Sparby

/s/ John K. Wilson	Director	January 2, 2019
John K. Wilson